UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 13, 2010

(Date of Earliest Event Reported)

West Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

In accordance with Accounting Standards Codification Topic 350, Intangibles—Goodwill and Other (“ASC 350”) (formerly SFAS No. 142, Goodwill and Other Intangible Assets), the Company tests goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter, or more frequently if management believes indicators of impairment exist. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. On September 13, 2010, the Company determined that under accounting principles generally accepted in the United States, it will be required to record in its financial statements a non-cash charge currently estimated to be $37 million for impairment of goodwill in its traditional direct response business (marketed as “West Direct”). The goodwill impairment charge is still being finalized. Additional details will be reported in the Company’s Quarterly Report on Form 10-Q for the third quarter ending September 30, 2010. The impairment primarily results from the current year decline in revenue and continued general decline in the direct response business. The impairment charge is not deductible for income tax purposes, and is not expected to result in future cash expenditures.

Item 7.01. Regulation FD Disclosure.

West Corporation (“West” or the “Company”) intends to seek amendments to its senior secured credit facilities to, among other things:

(i)	extend the maturity of its $250 million senior secured revolving credit facility from October 2012 to January 2016;

(ii)	extend the maturity of $500 million of its term loans due October 2013 to July 2016;

(iii)	modify the step-down schedule in the current financial covenants and modify certain covenant baskets; and

(iv)	repay approximately $500 million of its term loans maturing October 2013.

These amendments will be subject to certain conditions, including (x) the Company’s obtaining consent of the lenders holding a majority of the commitments and loans outstanding under the senior secured credit facilities; (y) the Company’s having issued at least $500 million aggregate principal amount of senior unsecured notes (the “New Senior Notes”) and having used the net proceeds thereof to prepay a portion of the Company’s term loans due October 2013; and (z) after giving effect to the prepayment of term loans from the net proceeds of the New Senior Notes and the extended maturity of $500 million of term loans, the aggregate principal amount of the term loans outstanding with a maturity of October 2013 not exceeding certain levels.

The terms of the amended credit agreement have not yet been finalized.

Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot provide assurance that the Company will achieve or realize these plans, intentions or expectations.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

This current Report on Form 8-K includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, plans, intentions or expected cost savings relating to acquisitions, business trends and other information that is not historical information. Words such as “may,” “should,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and the Company’s management believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to obtain the consent of the requisite lenders and ability to satisfy the conditions precedent to the amendment becoming effective.

The Company is furnishing the information in this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: September 13, 2010	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer